UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2015 (April 1, 2015)

QUANTUM MATERIALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52956	20-8195578
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3055 Hunter Road San Marcos, TX	78666
(address of principal executive offices)	(zip code)

214-701-8779
(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On April 1, 2015, the Registrant’s board of directors elected Craig A. Lindberg to join the registrant as its Chief Financial Officer effective April 6, 2015. Mr. Lindberg brings to the registrant executive-level experience and corporate strategy, managing growth, risk and performance management and financial reporting.

Prior to joining Quantum Materials, Mr. Lindberg worked as a consultant and entrepreneur from June 2012 through April 2015, during which time he co-founded several businesses. From September 2009 through June 2012, Mr. Lindberg served as Senior Vice President, Strategic Initiatives for Global Geophysical Services, Inc. From July 2008 through September 2009, he served as President and CEO of AutoSeis, Inc., a Global subsidiary.

Prior to that, Mr. Lindberg cofounded Global where he served as Chief Financial Officer from April 2005 through July 2008. During those years, Global’s revenue grew from $0 to $376 million and EBITDA to $94 million. Mr. Lindberg was instrumental in raising over $400 million in debt and $150 million in equity financing and in leading Global toward a NYSE initial public offering. He developed, implemented, and managed the corporate financial strategy and organization and led the acquisition of six businesses.

Mr. Lindberg received a Bachelor of Science from the University of Houston and a Masters of Business Administration from Rice University where he established the Global Geophysical Scholarship for Entrepreneurial Studies. He currently serves as a director of Fast Felt Corporation, a building material technology company and My Body and Soul, a 501(c)(3) which provides free basic care and baby care items to people in need. Mr. Christopher Benjamin, who has been serving as our Chief Financial Officer will continue to serve as a director of our Company.

Mr. Lindberg will receive a monthly salary of $10,000.

Item 7.01.	Regulation FD Disclosure

On April 1, 2015, the Company issued a press release, copy of which is appended hereto.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

99.1	Press release dated April 1, 2015. (Filed herewith.)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM MATERIALS CORP.

Dated: April 7, 2015	/s/ Stephen Squires
STEPHEN SQUIRES
Chief Executive Officer

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